Exhibit 99.1

FOR RELEASE AT 4.01pm EST

                                                   Press Contact:
                                                   Siobhan MacDermott
                                                   McAfee, Inc.
                                                   Siobhan_macdermott@mcafee.com
                                                   (408) 346-3783 office
                                                   (415) 299-2945 mobile

                                                   Investor Contact:
                                                   Kelsey Doherty
                                                   Kelsey_doherty@mcafee.com
                                                   (646) 728-1494 office
                                                   (917) 842-0334 mobile

             MCAFEE, INC. ANNOUNCES PRELIMINARY RESULTS FOR QUARTER
                            ENDING DECEMBER 31, 2005

SANTA CLARA, Calif., Jan. 23, 2006. McAfee, Inc. (NYSE: MFE), the leader in Intrusion Prevention and Security Risk Management, today announced preliminary results for the fourth quarter of 2005, which ended December 31, 2005.

     o McAfee expects consolidated net revenue for the quarter to be approximately $254 million.
     o On a GAAP basis, earnings per share are expected to be between $0.16 and $0.20, which includes an estimated GAAP tax provision of $24 million for the quarter ended December 31, 2005. This earnings per share calculation is based on diluted shares outstanding of approximately 171.5 million shares. On a non-GAAP basis, earnings per share are expected to be between $0.25 and $0.27. Non-GAAP earnings per share exclude amortization of purchased technology, restructuring charges, stock compensation charges, amortization of intangibles and acquisition retention bonuses and gain or loss on sale of assets.
     o Bookings for the quarter are estimated to be approximately $ 361 million worldwide - a new record, with bookings of approximately $152 million from consumers, approximately $73 million from small and medium businesses and approximately $136 million from large enterprises.
     o Deferred revenue grew by approximately $ 87 million to approximately $ 744 million at December 31, 2005, a new McAfee high.
     o McAfee ended the fourth quarter with a balance of cash and cash equivalents, restricted cash and investments estimated to be approximately $ 1.26 billion (which excludes $50 million in escrowed cash from the SEC settlement.)

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McAfee is scheduled to announce final results on February 9, 2006, at 4:30 p.m.
Eastern time.

McAfee will host a conference call to discuss preliminary fourth quarter 2005 earnings results at 2:00 p.m. Pacific, or 5:00 p.m. Eastern, on Monday, January 23rd, 2006. To access the conference call, please dial 888-790-2935
(U.S. toll- free) or 1-517-623-4381 (international), passcode: MFE. Participants must dial-in at least 15 minutes prior to the start of the call. A web cast of the call will be available at: http://phx.corporate-ir.net/phoenix.zhtml?c=104920&p=irol-IRHome (due to the length of the URL, you may need to copy and paste it into your browser). A replay of the call will be available until February 24, 2006 by calling 888-566-0094 (U.S. toll-free) or 203-369-3399 (international).

ABOUT MCAFEE, INC.

McAfee, Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

This press release contains statements related to our expected net revenue, GAAP and non-GAAP earnings per share, bookings, deferred revenue and cash and cash equivalents for the quarter and fiscal year ended December 31, 2005. These statements are subject to risks and uncertainties and actual results could differ materially from those projected. These risks and uncertainties include final determination of net revenue, expenses, earnings per share and adjustments and charges that may be made in connection with the completion of our quarter and fiscal year end close, management's review of our financial statements and the audit of our financial statements by our independent registered accounting firm.

DISCLOSURE STATEMENTS

McAfee's management uses non-GAAP earnings per share to evaluate the company's operating performance and believes that excluding these items enhances management's and its investors' ability to evaluate McAfee's comparable historical operating results. McAfee's management believes that all disclosures are adequate to make the information presented not misleading.

McAfee is unable at this time to provide a non-GAAP to GAAP reconciliation of expected earnings per share without unreasonable effort as our estimated results are preliminary and may change as we complete the quarter and fiscal year-end close process, management's review of our financial statements and the audit of our financial statements by our independent registered accounting firm.

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NOTE: McAfee and Foundstone are either registered trademarks or trademarks of
McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks in this document are the sole property of their respective owners.